EXHIBIT 10.1

SERVICES AGREEMENT

THIS SERVICES AGREEMENT, dated December 26, 2017 (effective date of Agreement), is entered into between:

Airborne Wireless Networks

4115 Guardian Street

Simi Valley, California 93063

Tel: (805) 583-4302

Email: j.edward@airbornewirelessnetwork.com

earle@airbornewirelessnetwork.com

andrew@airbornewirelessnetwork.com

herein after referred to as “ABWN”, and

INTELLICOM TECHNOLOGIES, LTD

a California corporation having a place of business at

15682 Beltaire Lane

San Diego, California 92127

Tel: (858) 486-1115

Fax: (425) 940-7361

JHindemith@ITCcom.net

FED ID EIN 680508091

herein after referred to as “ITC”.

ABWN and ITC are sometimes referred to as Party or collectively as Parties.

WHEREAS, ABWN is a developmental stage company with the principal business strategy of developing, marketing and licensing a high-speed broadband airborne wireless network by linking commercial aircraft in flight called the “Infinitus Super Highway” (“Infinitus”). Infinitus is based on, among other things, a United States patent that ABWN acquired in August 2016. The patent gives the holder the exclusive right in the United States and countries honoring United States patents to create a fully-meshed, high-speed broadband wireless network by linking commercial aircraft in flight. ABWN has also filed a patent application on July 25, 2017 seeking exclusive rights to ABWN’s method of synchronizing Hybrid Radio and Laser Communication links between aircraft in flight.

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WHEREAS, ITC is in the business of providing engineering design, product implementation and production, integration and test services to its customers. ITC’s team brings over thirty (30) years of experience designing fixed and mobile communication systems, antennas, advanced modems, networks and terminals. ITC also provides its customers with technical and/or marketing consulting and regulatory and spectrum research.

WHEREAS, ITC agrees to provide ITC skilled communications engineering services (hereinafter collectively the “Services”) and ABWN wishes to engage ITC to provide the Services and ITC wishes to provide such Services as set forth in this Agreement. Resumes of ITC staff and third parties are available upon request.

WHEREAS, notwithstanding the effective date of this Agreement, the parties agree that ITC began working on some of the Services on or about February 10th, 2017. The parties agree that those Services performed commencing on or about February 10th 2017 shall be subject to this Agreement. ITC agrees to re-invoice ABWN in accordance with this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the parties hereto hereby agree as follows:

1. Appointment: ABWN hereby engages ITC to provide the Services and ITC accepts such engagement to render such Services for the rates listed in “Addendum A.2 - ITC Billable Rates”. ITC may from time to time retain third parties to carry out any of its obligations to ABWN, subject to prior written approval of ABWN and ITC providing to ABWN, among other things:

•	(1) executed non-disclosure forms from such third parties in a form acceptable to ABWN.
•	(2) Third party acceptance of intellectual property agreement consistent with section 10 “Intellectual Property” of this document.
•	(3) ITC shall ensure that the terms of engagement of such third parties expressly provide that ABWN has the rights to use work/services undertaken by such third party and paid for by ABWN and consistent with section 10 “Intellectual Property” of this document.

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2. Authority and Representations of ITC:

(a) It is understood and acknowledged that the Services which ITC will provide to ABWN hereunder shall be in the capacity of an independent contractor and not as an employee, agent, partner, or a joint venture with ABWN.

(b) ITC shall control the conditions, time, details and means by which ITC performs the Services but shall deliver all deliverables, in accordance with the timelines agreed to by ABWN and ITC.

(c) ABWN shall have the right to inspect the work of ITC as it progresses for the purpose of determining whether the work is completed according to the specifications and/or request and/or requirements and/or Program Tasks created between ITC and ABWN.

(d) ITC has no authority to commit, act for or on behalf of the ABWN or to bind the ABWN to any obligation or liability.

(e) ITC represents that is currently not bound by any obligation that it would breach by signing this Agreement.

(f) In the performance of the Services set forth in this Agreement, ITC shall strictly comply with all applicable laws, regulations and public policies including those of the government of the United States and any of its agencies or departments including, without limitation, the Foreign Corrupt Practices Act and the International Traffic in Arms Regulation of the Department of State and any political subdivisions thereof. ITC shall promptly inform ABWN of anything that it is required to do under this Agreement which will violate any pertinent law, regulation or government order, writ, injunction, decree or treaty.

(g) ITC represents that it has not nor will it give anything of value including gifts to any officer, director, employee, consultant, subcontractor or vendor of ABWN and that no officer, director, employee or consultant of ABWN has any interest whatsoever in ITC.

(h) ITC shall give ABWN timely written notice of any changes in any applicable law, regulation or Governmental order or coming into existence of any writ, injunction, decree or treaty, which comes to its attention, that may affect ITC’s performance of its obligations hereunder.

(i) ITC has and shall maintain in effect all the licenses, permissions, authorizations, consents and permits that it needs to carry out its obligations under this Agreement and complied with all the filing requirements and is otherwise fully qualified under the applicable laws and regulations to perform the Services set forth in this Agreement. ITC is legally permitted to conduct the Services at the Locations (as set forth in Section 3 below).

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3. Duties of ITC. ITC shall provide the Services to ABWN:

(a) in accordance with the terms and subject to the conditions set forth in this Agreement and addenda to be defined and agreed;

(b) using personnel of required skill, experience and qualifications;

(c) in a timely, workmanlike and professional manner;

(d) in accordance with the industry practices, recognized industry standards; and

(e) at Locations personal offices, and job sites as needed for the Services which include:

A.	Lab – storage and use of all equipment, including, but not limited to, equipment and materials provided by ABWN or created in connection with the Services;
B.	Home offices of ITC personnel including electronic files. ITC agrees to provide dedicated and fully secured (encrypted and password protected) computers to its personnel strictly for work on the Services. In addition, ITC agrees that ABWN shall have access to and the right to inspect the computers.
C.	Third party home offices – concept and design work.
D.	Job site – for field testing of systems and services

ITC agrees to provide the same level of security, integrity and controls provided to their DOD based customers based on an ABWN security requirements addenda to be defined and agreed. Access to all ABWN Property shall be limited to the ITC Contract Manager and Representatives (as defined in Section 4.1 (b) and (c) below). ITC shall immediately report to ABWN any security or data breaches or any unauthorized access, theft or other loss off ABWN Property. Any data transmitted by ITC under this Agreement shall be submitted in a safe and secure manner as specified by ABWN and as agreed upon by ITC. ABWN has the right to inspect any Location during normal business hours to confirm the Location’s security. ITC shall use ABWN Property only for performing the Services or as approved by the ABWN Contracting Manager (as defined in Section 5.1 below).

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4. ITC Obligations.

ITC shall provide skilled engineering services on a “Time and Materials, Best Efforts Basis”. ITC will do its best to achieve the goals and schedule needs of ABWN. If ABWN is not satisfied with the work performed by ITC, ABWN shall provide notice to immediately re-direct ITC or end the activity.

ITC shall:

4.1 Appoint representatives to the following positions:

(a) A primary contact to act as its authorized representative with respect to all matters pertaining to this Agreement (the "ITC Contract Manager").

(b) Employees or agents to perform the Services, each of whose names, positions, billing rates, education, and respective levels of experience and relevant licenses shall be set out in the attached addendum (collectively, with ITC Contract Manager, "ITC Representatives").

(c) Have all ITC Contract Manager(s) and Representatives, before commencing any work, execute a non-disclosure agreement in a form acceptable to ABWN.

(d) Where agreed milestone schedules detailed within the addenda to be defined and agreed may slip, ITC will incorporate a recovery plan / procedure to regain agreed schedules.

4.2 Make no changes in ITC Representatives, except:

(a) Without notifying ABWN. Any changes shall be communicated by email and an agent of ABWN shall commutate receipt and acceptance of the changes.

(b) ITC shall use its best efforts to/use commercially reasonable efforts to promptly appoint a replacement.

(c) Upon the resignation, termination, death or disability of the existing ITC Representative.

4.3 Assign only qualified, legally authorized ITC Representatives to provide the Services.

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4.4 Comply with all applicable laws and regulations in providing the Services.

4.5 Maintain complete and accurate records relating to the provision of the Services under this Agreement, including records of the time spent and materials used by ITC in providing the Services in ITC’s usual format. During the Term and for a period of three (3) years thereafter, upon ABWN’s written request, ITC shall allow ABWN or ABWN's representatives to inspect and make copies of such records and interview ITC and ITC Representatives in connection with the provision of the Services; provided that ABWN provides ITC with at least thirty days advance written notice of the planned inspection. ITC will be compensated for performing such activities and at ITC’s established hourly rates.

4.6 Require that the ITC Contract Manager and Representative shall respond promptly to any reasonable requests from ABWN or its officers for information or data in connection with the Services.

4.7 ITC shall coordinate with the ABWN Contract Manager before initiating any communications with any third-parties concerning the Services and shall provide copies of written correspondence with any third party concerning the Services.

5. ABWN Obligations. ABWN shall:

5.1 Designate one of its employees to serve as its primary contact with respect to this Agreement and to act as its authorized representative with respect to matters pertaining to this Agreement (the "ABWN Contract Manager"), with such designation to remain in force unless and until a successor ABWN Contract Manager is appointed, in ABWN’s discretion.

5.2 Require that the ABWN Contract Manager respond promptly to any reasonable requests from ITC for instructions, information or approvals required by ITC to provide the Services.

6. Term. This Agreement shall commence as of the Effective Date and shall continue thereafter until the completion of the Services unless sooner terminated pursuant to Section 8.

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7. Compensation.

7.1 Before commencing any of the Services, ITC shall communicate with ABWN describing the task(s) that need to be performed over a two (2) week period. This should be integrated into the weekly conference calls which discuss, among other things, the current work performed for that week and forecast (at a high level) the upcoming two weeks work expectations to assure awareness and flexibility to allow for refinement of priorities.

7.2 ITC will submit bi-monthly labor reports and invoice ABWN monthly accompanied by documentation evidencing all charges. Each invoice shall include the name of the ITC Representative, the Engineering Project worked on (defined in Addendum A.1), the work completed during the period, and the total hours worked for the period.

7.3 Compensation shall be as follows:

(a) See Addendum A.2 - ITC Billable Rates for hourly rates.

(b) Paid by check or wire, drawn from a US bank in US dollars, within 30 days of receipt of an invoice.

(c) No costs for any Engineering Project number set forth on Addendum A.1 shall exceed the Expected to Spend set forth on Addendum A.1 without the prior written approval of ABWN.

(d) Compensation shall be provided by ABWN for approved hours worked and approved expenses incurred.

7.4 ABWN shall reimburse ITC for all expenses incurred in accordance with the Services if such expenses have been pre-approved, in writing by the ABWN Contract Manager. Payment shall be made within thirty days of receipt by ABWN of an invoice from ITC accompanied by itemized receipts for amounts of $25 or larger. All ITC expenses not pre-approved by ABWN Contract Manager or not otherwise meeting the requirements of this Agreement or the Services to which it applies shall be the sole responsibility of the ITC.

Travel and daily reimbursement shall not exceed the GSA Per Diem Rates (https://www.gsa.gov/travel/plan-book/per-diem-rates exceed the State Department - Office of Allowances - Bureau of Administration Foreign Per Diem Rates (http://aoprals.state.gov). Personal vehicle mileage shall be at the current US government rate. As ITC may not have the ability to book hotels at GSA rates, ITC will use its best efforts to not exceed the GSA lodging rates. ITC shall survey 2-3 nearby hotels and select the best value.

ABWN will not reimburse for any alcohol and air travel shall be in coach.

If a business conference meal is anticipated with a contracted or potential vendor an estimate of expense for the meeting / meal should be submitted for pre-approval. An ABWN representative must be invited to attend the meeting.

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8. Termination: Either Party, at their sole discretion, may terminate this Agreement, in whole or in part, at any time without cause, and without liability except for required payment for services rendered, and reimbursement for authorized expenses incurred, prior to the termination date, by providing at least 30 days' prior written notice to the other party.

8.1 Either Party may terminate this Agreement, effective upon written notice to the other Party (the "Defaulting Party"), if the Defaulting Party:

(a) Breaches this Agreement, and such breach is incapable of cure, or with respect to a breach capable of cure, the Defaulting Party does not cure such breach within 30 days after receipt of written notice of such breach.

(b) Becomes insolvent or admits its inability to pay its debts generally as they become due.

(c) Becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within five business days or is not dismissed or vacated within 50 days after fling.

(d) Is dissolved or liquidated or takes any corporate action for such purpose.

(e) Makes a general assignment for the benefit of creditors.

(f) Has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

8.2 Upon expiration or termination of this Agreement for any reason, ITC shall promptly:

(a) Deliver to ABWN all documents, work product and other materials, whether or not complete, prepared by or on behalf of ITC in the course of performing the Services for ABWN.

(b) Return to ABWN all ABWN-owned property, equipment or materials in its possession or control.

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(c) Remove any ITC owned property, equipment or materials located at ABWN's locations.

(d) Deliver to ABWN, all documents and tangible materials (and any copies) containing, redacting, incorporating or based on ABWN's Confidential Information.

(e) Provide reasonable cooperation and assistance to ABWN in transitioning the Services to an alternate provider.

(f) On a pro rata basis, repay all fees and expenses paid in advance for any Services which have not been provided.

(g) Permanently erase all of ABWN's Confidential Information from all of its computer systems.

h) Certify in writing to ABWN that it has complied with the requirements of this Section 8.

i) ITC will be compensated for performing such activities and at ITC’s established hourly rates.

9. Confidentiality. All non-public, confidential or proprietary information of ABWN ("Confidential Information"), including, but not limited to, specifications, samples, patterns, designs, plans, drawings, documents, data, business operations, ABWN lists, disclosed by ABWN to ITC, whether disclosed orally or disclosed or accessed in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as "confidential," in connection with this Agreement is confidential, solely for ITC's use in performing this Agreement and may not be disclosed or copied unless authorized by ABWN in writing. Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of ITC's breach of this Agreement; (b) is obtained by ITC on a non-confidential basis from a third-party that was not legally or contractually restricted from disclosing such information; (c) ITC establishes by documentary evidence, was in ITC's possession prior to ABWN's disclosure hereunder. Upon ABWN's request, ITC shall promptly return all documents and other materials received from ABWN.

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10. Intellectual Property.

10.1 ITC assigns to the ABWN, title and interest in any invention, technique, process, device, discovery, improvement or know-how, whether patentable or not, hereafter made or conceived solely or jointly by ITC while working for or on behalf of the ABWN, which relate to, is suggested by, or results from matters set out in the service and depends on either:

(a) ITC's knowledge of Confidential Information (as defined in Section 9) it obtains from the ABWN.

(b) The use of ABWN equipment, supplies, facilities, information or materials.

10.2 ITC while specifically working on the ABWN project shall disclose any such invention, technique, process, device, discovery, improvement or know-how promptly to the ABWN Contract Manager. ITC shall, upon request of ABWN, promptly execute a specific assignment of title to the ABWN, and do anything else reasonably necessary to enable the ABWN to secure for itself, patent, trade secret or any other proprietary rights in the United States or other countries. It shall be conclusively presumed that any patent applications relating to the Service related to trade secrets of the ABWN or which relate to tasks assigned to ITC by ABWN, which ITC may file within one year after termination of this Agreement, shall belong to the ABWN, and ITC hereby assigns same to ABWN, as having been conceived or reduced to practice during the term of this Agreement.

10.3 All writings or works of authorship, including, without limitation, program codes or documentation, produced or authored by ITC in the course of performing services for ABWN, together with any associated copyrights, are works made for hire and the exclusive property of ABWN. To the extent that any writings or works of authorship may not, by operation of law, be works made for hire, this Agreement shall constitute an irrevocable assignment by ITC to ABWN of the ownership of and all rights of copyright in, such items, and ABWN shall have the right to obtain and hold in its own name, rights of copyright, copyright registrations, and similar protections which may be available in the works. ITC shall give ABWN or its designees all assistance reasonably required to perfect such rights.

10.4 ITC Background intellectual property: ITC and its contractors shall maintain sole rights to intellectual property developed prior to this agreement or which have not been developed with ABWN funding.

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11. ITC Representatives. All persons employed by ITC in connection with this Agreement (the ITC Representatives) shall at all times remain the employees, or agents of ITC only, and shall in no way, either directly or indirectly, be considered employees or agents of ABWN. ITC shall be entirely responsible for the ITC Representatives as their employer and ITC shall be solely responsible for recruiting, managing and paying ITC Representatives for the performance of the Services. ABWN shall not be obligated to pay commissions, salaries, wages or other emoluments or other payments or benefits to parties with whom ITC may deal in connection with the Services hereunder, and ITC hereby agrees not to make any representations, directly or by implication, that any such obligation on the part of ABWN exists or will exist. ITC shall not be eligible for and shall not receive any employee benefits from ABWN and shall be solely responsible for the payment of all taxes, FICA, federal and state unemployment insurance contributions, state disability premiums and all similar taxes and fees relating to the fees earned by ITC and the salaries paid to ITC employees.

12. Non-Circumvention. ABWN hereby agrees that, for a period of two years from the end of the Contract Period or other termination of this Agreement, ABWN will not enter into any agreement, transaction or arrangement with any ITC Representatives which ITC has directly introduced to ABWN.

13. Taxes.

13.1 ITC shall be responsible for preparing and filing any tax return, information return, declaration, or similar document, if any including any schedule or attachment thereto, and including any amendment thereof, attributable to taxes arising in connection with any payment contemplated in this Agreement.

(a) ITC acknowledges that ABWN will not withhold or pay any Taxes on behalf of ITC. If any such Taxes are assessed against ABWN, ITC shall reimburse ABWN promptly for all sums paid by ABWN, including any interest and penalties. For purposes of this Section, the term Taxes includes, without limitation, any federal, state, local, or foreign income (including income tax or amounts on account of income tax required to be deducted or withheld from or accounted for in respect of any payment), gross receipts, corporation, premium, windfall, profits, environmental, customs duties, capital stock, franchise, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, license, transfer, registration, value added, alternative or add-on minimum, estimated, capital gains, development land, inheritance, national insurance contributions, capital duty, stamp duty, stamp duty reserve tax, duties or customs and excise, all taxes, duties or charges replaced by or replacing any of them, and all levies, imposts, duties, charges or withholdings of any nature whatsoever chargeable by any Governmental Authority, together with all penalties, charges and interest relating thereto.

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(b) For purposes of this Section, the term Governmental Authority shall mean any federal, state, provincial, local, tribal, foreign or other government agency, department, branch, commission, board, bureau, court, instrumentality or body, including, without limitation, any taxing or other authority (whether within or without the United States) competent to impose any tax liability.

14. Indemnification. ITC shall indemnify, defend and hold harmless ABWN its affiliates, partners, and their respective directors, officers, agents, employees and shareholders (collectively “Indemnified Party”) from and against any and all claims, demands, actions, causes of action, losses, costs, judgments, settlements, interest, awards, penalties, expenses (including, but not limited to, reasonable attorney’s fees), damages, and liabilities, of whatever kind, and the costs of enforcing any right to indemnification under this Agreement (collectivity “Claims”) resulting or arising in any manner from or in connection with:

(a) the failure to comply with any regulations or laws in connection with the provision of the Services by ITC;

(b) any breach by ITC of any of the representations, warranties or covenants set forth herein;

(c) any breach by ITC of its obligations hereunder;

(d) by a third party arising out of or occurring in connection with ITC’s negligence, willful misconduct or breach of this Agreement.

ITC shall not enter into any settlement without ABWN's or Indemnified Party's prior written consent.

15. Remedies.

15.1 If either party violates or breaches any provision of this Agreement, other than Section 9, for which remedies are stated in Section 15.2 below, the other party shall, in addition to any damages to which it is entitled, be entitled to immediate injunctive relief against the other party prohibiting further actions inconsistent with its obligations under this Agreement.

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15.2 Regardless of the place of execution or performance, this Agreement and any related indemnification and confidentiality agreements between the parties will be deemed made in California. All actions arising hereunder or in connection herewith will fall under the exclusive jurisdiction and venue of the American Arbitration Association located in Los Angeles, CA and each of the parties hereto hereby agrees to the personal jurisdiction and venue of said arbitrator. The parties hereto agree to service of process by certified mail or receipted courier. Any right to trial by jury with respect to any claim or proceeding related to or arising out of this engagement, or any transaction or conduct in connection herewith, is waived. This Agreement is governed by, and is to be construed in accordance with, the laws of the State of California, without regard to conflict of laws rules. The arbitration award shall be binding on the parties and shall be entered as a judgment in any court of competent jurisdiction. Any action brought to enforce the terms of this Agreement shall be brought in the federal and state courts of Los Angeles County, California. To the extent that the party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attached prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

15.4 To the extent a Party is required to seek enforcement of this Agreement or otherwise defend against an unsuccessful claim of breach, the unsuccessful party shall be liable for all attorney's fees and costs incurred by the successful party to enforce the provisions of this Agreement.

15.5 Except for a breach of Section 9, all rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.

16. Insurance. ITC shall, at its own expense, maintain and carry insurance in full force and effect with financially sound and reputable insurers, that includes, but is not limited to, commercial general liability with limits no less than $100,000 per occurrence and $500,000 in the aggregate, including bodily injury and property damage and completed operations and advertising liability, which policy will include contractual liability coverage insuring the activities of ITC under this Agreement and will insure the Locations. The insurance in place shall also insure ABWN’s Property while under the control of ITC. Notwithstanding this Section (Insurance) or Remedies (Section 15 above), ABWN may offset any ITC invoice due to the damage or destruction of ABWN Property by the value of the ABWN Property as determined by a mutually agreed upon assessor. Upon ABWN's request, ITC shall provide ABWN with a certificate of insurance from ITC's insurer evidencing the insurance coverage specified in this Agreement. The certificate of insurance shall name ABWN as an additional insured. ITC shall provide ABWN with 10 days' advance written notice in the event of a cancellation or material change in ITC's insurance policy. Except where prohibited by law, ITC shall require its insurer to waive all rights of subrogation against ABWNs insurers and ABWN or the Indemnified Parties.

As and if required by law, ITC shall also provide workers' compensation insurance covering the ITC Representatives for at least $100,000 and shall provide a Certificate of Insurance to ABWN evidencing such coverage within 30 days of the effective date of this Agreement.

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17. General Provisions

17.1 Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

17.2 Entire Agreement. This Agreement, including and together with any related exhibits, schedules, attachments and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter. Each Party expressly warrants and represents that no promise or agreement that is not expressed in this Agreement has been made to that Party and that no Party is relying upon any statement or representation of any of the Parties being released by this Agreement or by anyone acting for them. Instead, each Party is relying on that Party's own judgment and each has been represented by the Party's own attorney.

17.3 Assignment. ITC shall not assign, transfer, delegate or subcontract any of its rights or obligations under this Agreement without the prior written consent of ABWN. Any purported assignment or delegation in violation of this Section 17.3 shall be null and void. No assignment or delegation shall relieve ITC of any of its obligations hereunder. ABWN may at any time assign or transfer any or all of its rights or obligations under this Agreement without ITC's prior written consent.

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17.4 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective successors and permitted assigns.

17.5 Amendments. No amendment to, or modification of or rescission, termination or discharge of this Agreement is effective unless it is in writing, identified as an amendment to or rescission, termination or discharge of this Agreement and signed by an authorized representative of each Party.

17.6 No Third-Party Beneficiaries. This Agreement benefits solely the Parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, confers on any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

17.7 Severability. If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to affect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

17.8 Notices. Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a "Notice", and with the correlative meaning "Notify") must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section). Unless otherwise agreed herein, all Notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party; and (b) if the Party giving the Notice has complied with the requirements of this Section 17.8.

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CEO

Airborne Wireless Networks

4115 Guardian Street

Simi Valley, California 93063

Email:

With copy to:

Stephen Older, Esq.

McGuireWoods LLP

1345 Avenue of the Americas

7th Floor

New York, NY 10105-0106

Email:

VICE PRESIDENT

INTELLICOM TECHNOLOGIES, LTD,

15682 Beltaire Lane

San Diego, California 92127

Email: jhindemith@itccom.net

17.9 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. Notwithstanding anything to the contrary in Section 17.8 (Notices) a signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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17.10 Force Majeure. Any delay or failure of either Party to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond such Party's control, without such Party's fault or negligence and that by its nature could not have been foreseen by such Party or, if it could have been foreseen, was unavoidable (which events may include natural disasters, embargoes, explosions, riots, wars or acts of terrorism) (each, a "Force Majeure Event"). ITC's financial inability to perform, changes in cost or availability of materials, components or services, market conditions or supplier actions or contract disputes will not excuse performance by ITC under this Section. ITC shall give ABWN prompt written notice of any event or circumstance that is reasonably likely to result in a Force Majeure Event, and the anticipated duration of such Force Majeure Event. ITC shall use all diligent efforts to end the Force Majeure Event, ensure that the effects of any Force Majeure Event are minimized and resume full performance under this Agreement.

17.11 Survivability. The rights and obligations of the parties set forth in this Section 6, Section 9, Section 14, Section 15, Section 17, and Section 17.8, and any right or obligation of the parties in this Agreement which, by its nature, should survive termination or expiration of this Agreement, will survive any such termination or expiration of this Agreement.

Remainder of page intentionally left blank; signature page to follow.

4115 Guardian Street, Suite C, Simi Valley, CA USA 93063

www.airbornewirelssnetwork.com

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year below written.

Airborne Wireless Networks	iNTELLICOM Technologies, Inc.

By: /s/ Michael J. Warren	By: /s/ Jesse Hindemith

Name: Michael J. Warren	Name: Jesse Hindemith

Title: Chief Executive Officer	Title: Vice President

Date: December 26, 2017	Date: December 26, 2017

4115 Guardian Street, Suite C, Simi Valley, CA USA 93063

www.airbornewirelssnetwork.com

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